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                                   EXHIBIT 4.2

                        AMENDMENT TO MESA AIRLINES, INC.

                      OUTSIDE DIRECTORS' STOCK OPTION PLAN
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                                                                     EXHIBIT 4.2


                        AMENDMENT TO MESA AIRLINES, INC.
                      OUTSIDE DIRECTORS' STOCK OPTION PLAN

            This Amendment to Mesa Airlines, Inc. Outside Directors Stock Option Plan ("the Amendment") is entered into on January 12, 1994 for the purpose of amending Mesa Airlines, Inc. Outside Directors' Stock Option Plan dated March 9, 1993 ("the Plan").

RECITALS:

            A. The Company recognizes that occurrence of certain events could delay the granting of additional options or the vesting of previously approved options when such granting or vesting should equitably occur in accordance with the intent of the Plan.

            B. The Board of Directors has approved this Amendment to the Plan to cover those contingent events so that outside directors who are serving as members of the Board of Directors of Mesa Airlines, Inc. (the "Company") shall receive options when shareholder return increases at the rate and within the time period set forth in the Plan regardless of whether events occur which are beyond the control of the outside directors.

AMENDMENTS:

            The Plan is hereby amended as follows:

                  1. Section 3(c) is amended in its entirety to read as follows:

                        "(c) Criteria for Additional Grants.

                        (1) Each Qualified Director shall receive a grant of an additional 10,000 options ("Second Grant") if: the Qualified Director is still serving as a director of the Company on the date of the Second Grant; and either the annual percentage increase in shareholder return: (i) exceeds seven percent for any fiscal year within four years after the Initial Grant Date ("the Target Percent") (provided that the effective date of the Second Grant shall be delayed until the second anniversary of the Initial Grant Date if the Target Percent is achieved during the first two fiscal years following the Initial Grant date), or (ii) exceeds an aggregate of 10% for any two consecutive fiscal year period within four years after the initial Grant Date ("the Alternative Target Percent").

                        (2) Each Qualified Director shall receive a grant of an additional 10,000 options ("the Third Grant") if the Qualified Director is still serving as a director of the Company on the date of the Third Grant; and either the annual percentage increase in shareholder return: (i) exceeds seven percent for any fiscal year within six years after the Initial Grant Date ("the Additional Target Percent") (provided that the effective date of the Third Grant shall be delayed until the fourth anniversary of the Initial
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                        Grant Date if the Additional Target Percent is achieved
                        in the first four fiscal years following the Initial Grant Date) or (ii) exceeds an aggregate of 10% for any two consecutive fiscal year period within six years after the Initial Grant Date ("the Additional Alternative Target percent").

                        Notwithstanding any language herein to the contrary, if the Company reports a net operating loss for any fiscal year, any and all options which have not been granted shall not be awarded or granted regardless of whether the Company generates future net operating profits."

                  2. Section 3(d) of the Plan is amended in its entirety as follows:

                        "(d) Price. With respect to options granted on the
                  Initial Grant Date, the exercise price of the options may not be less than the fair market value of the Common Stock on the date of the grant. With respect to options granted on the second Grant Date, the exercise price of the options may not be less than the fair market value of the shares on the last business day of the fiscal year that the Company achieves the Target Percent or the Alternative Target Percent. With respect to options granted on the Third Grant Date, the exercise price of the options may not be less than the fair market value of the shares as of the last business day of the fiscal year that the Company achieves the Additional Target Percent or the Additional Alternative Target Percent."


            Executed as of March 8, 1994.



ATTEST:

By   /s/ Gary E. Risley
   ---------------------------
    Gary E. Risley, Secretary


                                  MESA AIRLINES, INC.


                                  By  /s/ Blaine M. Jones
                                      -----------------------------------------
                                      Blaine M. Jones, Chief Financial Officer